Exhibit 10.22
QUAD/GRAPHICS, INC.
2020 OMNIBUS INCENTIVE PLAN
RESTRICTED STOCK UNIT AWARD
[[PARTICIPANTID]]
[[FIRSTNAME]] [[LASTNAME]]
You have been granted an award of Restricted Stock Units (an “Award”) under the 2020 Omnibus Incentive Plan (the “Plan”), effective as of the Grant Date, of Quad/Graphics, Inc. (the “Company”) with the following terms and conditions:

Grant Date:	[DATE]
Vesting Commencement Date:	[DATE]
Number of Restricted Stock Units	[[SHARESGRANTED]]

Vesting Schedule:
[PERCENTAGE] of the Restricted Stock Units will vest on [DATE], provided you are continuously employed by the Company or an Affiliate until the vesting date.

The vesting of the Restricted Stock Units will accelerate in the following circumstances:

•If you are continuously employed with, or in the service of, the Company or its Affiliates through the date preceding the date of a “Change in Control” (as defined below), then 100% of the Restricted Stock Units will vest in full on the date of such Change in Control.

•If your employment or service relationship with the Company and its Affiliates is terminated as a result of your death or disability (within the meaning of Code Section 22(e)(3)), then 100% of the Restricted Stock Units will vest in full on the date of such termination.

•If your employment or service relationship with the Company and its Affiliates terminates as a result of your retirement upon or after age 65, then, provided such retirement is approved by the Committee (your “Retirement”), a portion of the Restricted Stock Units will vest on the date of your Retirement. Such portion shall be equal to the total number of Restricted Stock Units multiplied by a fraction, the numerator of which is the number of days from the Vesting Commencement Date until the date of your Retirement and the denominator of which is the total number of days from the Vesting Commencement Date until the third anniversary of the Vesting Commencement Date.

Except as otherwise provided above, upon your termination of employment, or cessation of services to, the Company and its Affiliates prior to the date the Restricted Stock Units are vested, you will forfeit the unvested Restricted Stock Units.

For purposes of this Agreement, a “Change in Control” means any event which results in the legal or beneficial ownership of shares of voting stock of the Company granting the holder or holders thereof a majority of the votes for the election of the majority of the Board of Directors (or other supervisory board) of the Company being owned by any person or entity (or group of persons or entities acting in concert) other than any one or more of the following acting alone or in concert: (i) the respective spouses and descendants of Harry V. Quadracci, Harry R. Quadracci or Thomas A. Quadracci and/or the spouses of any such descendants, (ii) the respective executors, administrators, guardians or conservators of the estates of any Harry V. Quadracci, Harry R. Quadracci, Thomas A. Quadracci or the Persons described in clause (i) above, (iii) trustees holding shares of voting stock of the Company for the benefit of any of the persons described in clause (i) or (ii) above and (iv) any employee stock ownership or other benefit plan of the Company (together, the "Permitted Holders"). Notwithstanding the foregoing, the transfer of legal or beneficial ownership of any of the shares of voting stock of the Company to a new entity shall not be a Change in Control if a majority of the voting stock of such new entity is owned by Permitted Holders. In the event such a transfer occurs, the foregoing definition of "Change in Control" shall be construed with respect to the new entity that owns all of the voting stock of the Company (as opposed to the Company itself).

Settlement of Restricted Stock Units:
As soon as practicable after your Restricted Stock Units vest (but no later than two-and-one-half months from the end of the fiscal year in which vesting occurs), the Company will settle such vested Restricted Stock Units by electing either to (i) issue in your name certificate(s) or make an appropriate book entry for a number of Shares equal to the number of Restricted Stock Units that have vested or (ii) deliver an amount of cash equal to the Fair Market Value, determined as of the vesting date, of a number of Shares equal to the number of Restricted Stock Units that have vested.

Notwithstanding any provision of this Award to the contrary, if you are a “specified employee” within the meaning of Code Section 409A(a)(2)(B)(i) and the guidance thereunder on the date of your termination of employment or service, then, to the extent required for compliance with Code Section 409A, any settlement or other payment to you under this Award to you made on account of your termination for any reason other than death will be delayed until the date that is six months after your termination or such earlier date permitted by Code Section 409A.

Transferability of Restricted Stock Units:
You may not sell, transfer or otherwise alienate or hypothecate any of your Restricted Stock Units until they are vested. In addition, by accepting this Award, you agree not to sell any Shares acquired under this Award other than as set forth in the Plan and at a time when applicable laws, Company policies or an agreement between the Company and its underwriters do not prohibit a sale. The Company also may require you to enter into a shareholder’s agreement that will include additional restrictions on the transfer of Shares acquired under this Award.

Dividend Equivalents:
You will be credited with dividend equivalents equal to the amount of any dividends or other distributions paid with respect to the Shares underlying the Restricted Stock Units, so long as the applicable record date occurs before you forfeit the Restricted Stock Units, but any such dividend equivalents will be subject to the same terms and conditions (including the risk of forfeiture) as apply to the Restricted Stock Units with respect to which the dividend equivalents were paid and will be earned and distributed only to the extent that, and at the same time as, such Restricted Stock Units are settled.

Rights as a Shareholder:
You will not be deemed for any purposes to be a shareholder of the Company with respect to any of the Restricted Stock Units unless and until a certificate for Shares is issued upon vesting of the Restricted Stock Units.

Transferability of Award:	You may not transfer or assign this Award for any reason, other than as set forth in the Plan. Any attempted transfer or assignment will be null and void.
Market Stand-Off:
In connection with any underwritten public offering by the Company of its equity securities pursuant to an effective registration statement filed under the Securities Act of 1933, as amended, you agree that you shall not directly or indirectly sell, make any short sale of, loan, hypothecate, pledge, offer, grant or sell any option or other contract for the purchase of, purchase any option or other contract for the sale of, or otherwise dispose of or transfer or agree to engage in any of the foregoing transactions with respect to, any Shares acquired under this Award without the prior written consent of the Company. Such restriction shall be in effect for such period of time following the date of the final prospectus for the offering as may be determined by the Company. In no event, however, shall such period exceed one hundred eighty (180) days.

Tax Withholding:
You understand that you (and not the Company or any Affiliate) shall be responsible for your own federal, state, local or foreign tax liability and any of your other tax consequences that may arise as a result of the transactions contemplated by this Award. You shall rely solely on the determinations of your tax advisors or your own determinations, and not on any statements or representations by the Company or any of its agents, with regard to all such tax matters.

To the extent that the receipt, vesting or settlement of the Restricted Stock Units, or other event, results in income to you for federal, state or local income tax purposes, you shall deliver to the Company at the time the Company is obligated to withhold taxes in connection with such receipt, vesting, settlement or other event, as the case may be, such amount as the Company requires to meet its withholding obligation under applicable tax laws or regulations, and if you fail to do so, the Company has the right and authority to deduct or withhold from other compensation payable to you an amount sufficient to satisfy its withholding obligations.

To the extent permitted by the Company at the time a tax withholding requirement arises, you may satisfy the withholding requirement in whole or in part, by electing to have the Company withhold for its own account that number of Shares otherwise deliverable to you upon settlement having an aggregate Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax that the Company must withhold in connection with the vesting or settlement of such Restricted Stock Units. Your election must be irrevocable, in writing, and submitted to the Secretary of the Company before the applicable vesting or settlement date. The Fair Market Value of any fractional Share not used to satisfy the withholding obligation (as determined on the date the tax is determined) will be paid to you in cash.

Miscellaneous:
As a condition of the granting of this Restricted Stock Unit Award, you agree, for yourself and your legal representatives or guardians, that this Restricted Stock Unit Award shall be interpreted by the Committee and that any interpretation by the Committee of the terms of this Restricted Stock Unit Award or the Plan and any determination made by the Committee pursuant to this Restricted Stock Unit Award shall be final, binding and conclusive.

Subject to the terms of the Plan, the Committee may modify or amend this Restricted Stock Unit Award without your consent as permitted by Section 17(a) of the Plan or: (i) to the extent such action is deemed necessary by the Committee to comply with any applicable law or the listing requirements of any principal securities exchange or market on which shares of the Company’s Class A Common Stock are then traded; (ii) to the extent the action is deemed necessary by the Committee to preserve favorable accounting or tax treatment of this Award for the Company; or (iii) to the extent the Committee determines that such action does not materially and adversely affect the value of this Restricted Stock Unit Award or that such action is in the best interest of you or any other person who may then have an interest in this Restricted Stock Unit Award.

The Restricted Stock Units constitute a mere promise by the Company to make specified payments in the future if such benefits come due under the Award. You will have the status of a general creditor of the Company with respect to any vested Award.

This Restricted Stock Unit Award may be executed in counterparts.

This Restricted Stock Unit Award is granted under and governed by the terms and conditions of the Plan. Additional provisions regarding your Award and definitions of capitalized terms used and not defined in this Award can be found in the Plan.
BY ACCEPTING THIS RESTRICTED STOCK UNIT AWARD, YOU AGREE TO ALL OF THE TERMS AND CONDITIONS DESCRIBED HEREIN AND IN THE PLAN. YOU ALSO ACKNOWLEDGE RECEIPT OF THE PLAN.

QUAD/GRAPHICS, INC.
By:    /s/ Joel Quadracci___________
Joel Quadracci
Chairman, President & CEO
Quad/Graphics, Inc.
Date:    [DATE]